EXHIBIT 99



PRESS RELEASE

RECKSON ASSOCIATES REALTY CORP.
225 Broadhollow Road
Melville, New York 11747
(516) 694-6900 (Phone)
(516) 756-1764 (Facsimile)
Contact:  Scott Rechler, President
          J. Michael Maturo, C.F.O.


FOR IMMEDIATE RELEASE

             RECKSON ANNOUNCES FORMATION OF STRATEGIC INVESTMENT
             PARTNERSHIP AND SUBSIDIARY C-CORPORATION TO POSITION
                THE COMPANY FOR LONG-TERM OPPORTUNISTIC GROWTH

               LEWIS RANIERI AND JON HALPERN JOIN RECKSON BOARD
                   IN SERIES OF STRATEGIC, INTEGRATED MOVES

MELVILLE, NEW YORK, JULY  11, 1997) - RECKSON ASSOCIATES  REALTY CORP. (NYSE:
RA) today announced a series of strategic events that will establish a platform for the Company to execute its opportunistic vision for growth into the future. The Company announced the formation of RECKSON OPPORTUNITY PARTNERS, L.P. ("ROPARTNERS"), and the creation of RECKSON STRATEGIC INC. ("RECKSON STRATEGIC").

ROPartners is a joint venture that will invest primarily in real estate operating companies in sectors (other than suburban office and industrial properties) that provide for significant growth opportunities. ROPartners will initially be capitalized with $120 million of equity commitments to be drawn as required, and anticipates raising another $200 million from institutional investors.

Reckson Strategic is being formed as a subsidiary of Reckson that will serve as the majority owner of the general partner of ROPartners. In addition, Reckson Strategic may take other investments in real estate related companies that are complimentary to Reckson's core business. Reckson Strategic will initially be capitalized by Reckson Operating Partners, L.P. The Company is evaluating a spin off of Reckson Strategic to Reckson stockholders at a future date.

Commenting on these events, Scott Rechler, Reckson's President and Chief Operating Officer stated, "Reckson's management team has historically focused its energies on developing innovative strategies to identify opportunities
where  our  vision  and  experience  can  create  significant  value.     The
establishment of Reckson Strategic Inc. and Reckson Opportunity Partners, L.P. will provide Reckson with a flexible platform from which to source additional investment opportunities that focus on the value creation potential of experienced entrepreneurial management teams." Rechler added, "Among other advantages, we believe that this platform will provide the Company with the ability to research a diversity of market sectors and identify operating "franchises" that have significant upside potential."

The general partner of ROPartners is owned by Martin J. Rabinowitz, Jon Halpern and Reckson Strategic. Mr. Rabinowitz and Mr. Halpern will manage the day to day operations of ROPartners from a separate location. Mr. Rabinowitz was formerly a general partner and head of real estate investments of Odyssey Partners, L.P., a $3 billion hedge fund. Prior to his 14 year tenure with Odyssey, Mr. Rabinowitz was a partner and head of the tax practice group at the New York law firm of Weil, Gotshal & Manges. Mr. Halpern and Mr. Rabinowitz have committed to contribute $10 million each to ROPartners, with $100 million to be contributed by Reckson Strategic.

Jon Halpern commented, "ROPartners' strategy of targeting franchise type investments offers three levels of potential value creation: first, the opportunistic acquisition of an operating company and its assets; second, the utilization of the operating company as a platform to pursue additional opportunities in its respective sector; and third, the enhancement of the operating company's enterprise value. This strategy is exemplified by our first franchise investment where ROPartners acquired a 76% interest in America Campus Lifestyles Companies, LLC, a leading student housing enterprise based in Austin, Texas."

In addition, the Company announced the expansion of its Board by two seats to be filled by Lewis Ranieri and Jon Halpern. Mr. Ranieri was formerly Vice Chairman of Salomon Brothers, Inc., and is founder of Hyperion Partners L.P., and Chairman of Bank United Corp. of Houston, Texas. Mr. Halpern will resign his position as Executive Vice President of Reckson to assume positions on Reckson's Board and Executive Committee and as a managing member of the general partner of ROPartners. Mr. Halpern has also committed to invest an additional $7 million of equity into Reckson.

Donald Rechler, Reckson's Chairman and Chief Executive Officer stated, "Reckson shareholders should benefit from an expanded pool of talent, capital and opportunities that will build on our core capabilities in a structure that controls our risk exposure. Jon Halpern and Martin Rabinowitz represent some of the finest real estate deal making talent available. I am also pleased to welcome Lewis Ranieri, a widely acknowledged innovator in real estate finance, to the Reckson team. Lew has an outstanding track record and will be a valuable addition to our Board."

Reckson Associates Realty Corp. is a self-administered and self-managed real estate investment trust (REIT) specializing in the acquisition, leasing, financing, management, and development of office and industrial properties.

Reckson's core growth strategy is focused on the suburban markets within the 50 mile radius surrounding New York City. Since the completion of its initial public offering in May 1995, Reckson has acquired or contracted to acquire approximately $550 million of properties comprising approximately 7.6 million square feet of space.

Reckson is one of the largest publicly-traded owners and managers of Class A suburban office and industrial properties in the New York "Tri-State" area, with 142 properties comprised of approximately 12.9 million square feet either owned or under contract.

This information contains forward-looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among these risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties in the tri-state area; interest rate levels; the availability of financing; and other risks associated with the development and acquisition of properties, including risks that the development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated. For further information on factors which could impact the Company, reference is made to the Company's filings with the Securities and Exchange Commission.